Exhibit 99.1

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2009

Willimantic, Connecticut—July 22, 2009. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported a net loss $619,000, or $(0.05) basic and diluted earnings per common share, for the quarter ended June 30, 2009 versus net income of $463,000, or $0.04 basic and diluted earnings per common share, for the quarter ended June 30, 2008. The Company reported a net loss for the six months ended June 30, 2009 of $563,000, or $(0.05) basic and diluted earnings per common share, compared to net income of $918,000, or $0.08 basic and diluted earnings per common share, for the six months ended June 30, 2008.

For the three and six months ended June 30, 2009, net interest income increased 9.4% to $6.6 million from $6.0 million and increased 10.9% to $12.9 million from $11.6 million, respectively, compared to the same periods in 2008. The increase in net interest income was due to a higher average balance of loans and a lower cost of funds, offset by a decrease in the average rate earned on interest-earning assets and an increase in average deposits.

The provision for loan losses increased $1.3 million and $1.6 million for the three and six months ended June 30, 2009, respectively, compared to the same periods in the prior year. The higher provision in 2009 related to increases in loan charge-offs and nonperforming loans. The loan portfolio continues to be impacted by adverse market conditions. At June 30, 2009, nonperforming loans totaled $8.6 million, compared to $7.9 million at June 30, 2008. Specific reserves relating to nonperforming loans decreased to $252,000 at June 30, 2009 compared to $1.2 million at June 30, 2008. Net loan charge-offs were $1.7 million and $3.0 million for the three and six months ended June 30, 2009, respectively, compared to $21,000 and $103,000 for the three and six months ended June 30, 2008, respectively. Higher loan charge-offs for 2009 primarily related to two commercial construction relationships aggregating $2.3 million with previously recorded specific reserves.

Noninterest income was $2.6 million for the quarters ended June 30, 2009 and 2008. Noninterest income was $4.8 million for the first half of 2009 compared to $5.1 million for the same period of 2008. The decrease in other noninterest income for the six months ended June 30, 2009 was primarily due to impairment charges of $336,000 that were recorded during the first quarter of 2009 to reduce the carrying value of the Bank’s investment in two small business investment company limited partnerships. In addition, other noninterest income for 2008 included the recovery of $131,000 in administrative fees and expenses related to the Bank’s acquisition of certain assets and operations of the former Circle Trust Company, which were previously deemed uncollectible. Service fees decreased as a result of a decrease in overdraft charges on certain deposit products. Wealth management fees were lower principally due to a decrease in the market value of assets under management. For 2009, the Company reported net gains on the sale of loans of $382,000 resulting from the sale of $26.8 million of fixed-rate longer-term residential mortgage loans, compared to net gains on the sale of loans of $81,000 resulting from the sale of $6.6 million of residential mortgage loans for the same period in 2008. Net gain on the sale of securities of $254,000 during 2009 resulted from the sale of primarily mortgage-backed securities and corporate debt securities, offset by other-than-temporary impairment charges on two pooled trust preferred securities totaling $150,000.

Noninterest expenses increased $875,000 and $1.5 million for the three and six months ended June 30, 2009, respectively compared to the same periods in 2008, primarily due to increases in the FDIC assessment, salaries and benefits and computer and electronic banking services. The increase in the 2009 FDIC assessment of $639,000 was attributable to the expiration of credits during 2008, an increase in the assessment rate for 2009 and an FDIC-imposed industry-wide five basis point special assessment totaling $393,000 that was accrued during the quarter ended June 30, 2009. Compensation costs increased as a result of additional salaries and benefits, loan origination commissions and related payroll taxes. Loan origination commissions increased due to higher residential mortgage volume related to a decrease in market interest rates. Computer and electronic banking services expense rose as a result of increased telecommunication costs and transaction activity.

Total assets increased $19.6 million, or 2.3%, to $872.7 million at June 30, 2009 from $853.1 million at December 31, 2008. Contributing to the increase in assets were increases of $10.1 million in net loans receivable, $4.8 million in cash and cash equivalents, $3.1 million in available for sale securities and $2.0 million in loans held for sale. The increase in net loans receivable represents an increase in commercial business loans and consumer loans offset by a decrease in construction and residential mortgage loans. Commercial business loans increased as a result of the purchase of $21.8 million in USDA and SBA loans that are fully guaranteed by the U.S. government. An increase in residential mortgage loan originations of $40.9 million was partially offset by residential mortgage loan sales of $26.8 million during 2009. Overall loan originations increased $10.8 million, or 13.5%, during the first half of 2009 compared to the same period in 2008 due primarily to a decrease in market interest rates. Available for sale securities increased as a result of the purchase of predominately mortgage-backed securities, tax-exempt municipal bonds and U.S. government and agency obligations.

Total liabilities were $797.2 million at June 30, 2009 compared to $780.2 million at December 31, 2008. Deposits increased $28.4 million, or 4.6%, which included increases in NOW and money market accounts of $18.4 million, certificates of deposit of $5.9 million and noninterest-bearing deposits of $3.6 million. The increase in deposits was due to branch expansion, marketing and promotional initiatives and competitively priced deposit products. Borrowings decreased $11.0 million from $147.8 million at December 31, 2008 to $136.8 million at June 30, 2009, resulting from net repayments of Federal Home Loan Bank advances.

Total stockholders’ equity increased $2.5 million from $72.9 million at December 31, 2008 to $75.5 million at June 30, 2009. The increase in stockholders’ equity was attributable to a decrease in net unrealized holding losses on available for sale securities aggregating $2.8 million (net of taxes), offset by net operating losses of $563,000 and stock repurchases of 11,243 shares at a cost of $68,000.

The early adoption of Financial Accounting Standards Board Staff Position FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” during the quarter ended March 31, 2009, required management to separately identify whether other-than-temporary impairment charges totaling $7.1 million that were previously recognized in earnings during the third and fourth quarters of 2008 were related to credit losses or other noncredit factors at the measurement date of impairment. Management determined, based on the present value of expected cash flows in accordance with applicable guidance that $4.0 million of the $7.1 million in other-than-temporary impairment charges were related to noncredit factors and therefore, recorded a cumulative effect adjustment of $2.7 million (net of taxes) to retained earnings with a corresponding adjustment to accumulated other comprehensive losses. The Company does not intend to sell these impaired securities and it is not more likely than not that the Company will be required to sell these securities before recovery of the amortized cost basis of each of these securities.

“Growth and strong capital continue to be highlights of the Company’s performance during the second quarter. Results for the quarter included the FDIC’s special assessment and a decision to continue to take a conservative approach with both the loan and investment portfolios. Despite these, core operations remain well positioned for the future with increases in both net interest income and net interest margin,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2008, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

(Dollars In Thousands / Unaudited)	June 30, 2009	December 31, 2008
ASSETS
Noninterest-bearing cash and due from banks	$14,586	$14,008
Interest-bearing cash and cash equivalents	13,383	9,195
Securities	174,202	171,087
Loans held for sale	2,009	—
Loans receivable, net	627,315	617,263
Bank-owned life insurance	8,860	8,714
Other assets	32,350	32,855

Total assets	$872,705	$853,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$649,003	$620,651
Borrowings	136,848	147,848
Other liabilities	11,381	11,696

Total liabilities	797,232	780,195

Stockholders’ equity	75,473	72,927

Total liabilities and stockholders’ equity	$872,705	$853,122

SELECTED OPERATING DATA:

(Dollars In Thousands / Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest and dividend income	$11,440	$11,707	$22,756	$23,146
Interest expense	4,876	5,707	9,882	11,536

Net interest income	6,564	6,000	12,874	11,610

Provision for loan losses	1,440	150	1,930	285

Net interest income after provision for loan losses	5,124	5,850	10,944	11,325
Noninterest income	2,643	2,623	4,824	5,088
Noninterest expenses	8,681	7,806	16,600	15,077

(Loss) income before income taxes	(914)	667	(832)	1,336
(Benefit) provision for income taxes	(295)	204	(269)	418

Net (loss) income	$(619)	$463	$(563)	$918

SELECTED OPERATING DATA – Continued:

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
(Loss) earnings per share:
Basic	$(0.05)	$0.04	$(0.05)	$0.08
Diluted	$(0.05)	$0.04	$(0.05)	$0.08
Weighted-average shares outstanding:
Basic (1)	11,448,292	11,457,358	11,446,797	11,518,281
Diluted (1)	11,448,292	11,457,358	11,446,797	11,518,281

(1)

Weighted-average shares outstanding for 2008 have been adjusted retrospectively for restricted shares that were determined “participating” in accordance with Financial Accounting Standards Board Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-based Payment Transactions Are Participating Securities.”

SELECTED FINANCIAL RATIOS:

(Dollars in Thousands / Unaudited)	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2009	2008	2009	2008
Selected Performance Ratios: (1)
(Loss) return on average assets	(0.29)%	0.22%	(0.13)%	0.22%
(Loss) return on average equity	(3.35)	2.37	(1.54)	2.30
Interest rate spread	2.91	2.59	2.87	2.52
Net interest margin	3.21	2.98	3.18	2.95
Efficiency ratio (2)	95.50	90.88	95.16	91.11

Asset Quality Ratios:
Allowance for loan losses			$5,001	$5,427
Allowance for loan losses as a percent of total loans			0.79%	0.88%
Allowance for loan losses as a percent of nonperforming loans			57.92	68.58
Nonperforming loans			$8,635	$7,913
Nonperforming loans as a percent of total loans			1.36%	1.29%
Nonperforming assets (3)			$9,053	$7,913
Nonperforming assets as a percent of total assets			1.04%	0.92%

(1)	Ratios have been annualized.
(2)

Represents noninterest expenses divided by the sum of net interest and dividend income and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairments on securities.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.

CONTACT:

Sandra Mitchell

Vice President / Director of Corporate Communications

Email: investorrelations@banksi.com

(860) 456-6509